EXECUTION VERSION


JUSTIFICATION PROTOCOL FOR THE MERGER OF COPENE MONONEROS ESPECIAIS S.A. WITH AND INTO BRASKEM S.A.

                           Entered into by and between

BRASKEM S.A., a company with head offices at Rua Eteno No. 1561, Municipality of Camacari, State of Bahia, enrolled with the CNPJ/MF under No. 42 150 391/0001-70, represented herein in accordance with its By-laws, hereinafter referred to as "BRASKEM";
                -------

                                       and

COPENE MONOMEROS ESPECIAIS S.A., a company with head offices at Rua Eteno No. 1561, Municipality of Camacari, State of Bahia, enrolled with the CNPJ/MF under No. 13 675 756/0001-82, represented herein in accordance with its By-laws, hereinafter referred to as "COPENE MONOMEROS".
                            ----------------

BRASKEM and COPENE MONOMEROS are jointly referred to as "PARTIES",
                                                         -------

intended to support the merger of the company into an already existing corporation, in accordance with articles 224 and 255 of Law No. 6404, of December 15, 1976,

                                    Whereas:

     (i) on the dates of the Extraordinary Shareholders' Meetings that will approve the merger of COPENE MONOMEROS with and into BRASKEM, BRASKEM will own all shares representing COPENE MONOMEROS' capital stock, and the members of COPENE MONOMEROS' Board of Directors will have resigned their positions and will have transferred their shares to BRASKEM;

     (ii) the merger of COPENE MONOMEROS with and into BRASKEM will result in synergy gains to the PARTIES and will result in the simplification of the current corporate structure of Braskem, upon the consolidation of the PARTIES' activities into a single company, with the consequent reduction of financial and operational costs, and the rationalization of the PARTIES' activities.

The Boards of Directors of the PARTIES, by this instrument and as required by law, propose the merger of COPENE MONOMEROS with and into BRASKEM, and execute this Merger Justification Protocol ("Justification Protocol") for the purpose of setting forth, in accordance with articles 224 and 255 of Law No. 6404, of December 15, 1976 and Instruction CVM No. 319 of December 03, 1999, and subject to the provisions of Clause 6 below, the following terms and conditions:

                         1. BASES OF THE INCORPORATION

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                               EXECUTION VERSION


1.1. BRASKEM will merge COPENE MONOMEROS with and into itself by transferring COPENE MONOMEROS' shareholders' equity, at book value, to the shareholders' equity of BRASKEM, which will be COPENE MONOMEROS' universal successor, in accordance with law (the "Merger").

1.2. The valuation of COPENE MONOMEROS' shareholders' equity, for purposes of the respective entries in BRASKEM's accounting books, has been made at book value by the specialized company indicated in item 2.1, on the base-date established in item 2.2 and based upon the criteria described in Law No. 6,404, of December 15, 1976, and in accordance with the criteria set forth in CVM Instruction No. 319/99 for preparation of financial statements.

1.3. The balances of COPENE MONOMEROS' debit and credit accounts will be entered into BRASKEM's accounting books, with the required adjustments.

1.4. COPENE MONOMEROS' assets, rights and obligations that comprise the shareholders' equity to be transferred to BRASKEM are those described in detail on the valuation report, at book value.

1.5. BRASKEM's management will be responsible for performing all actions required to implement the Merger and will bear all costs and expenses arising from such implementation.

1.6. COPENE MONOMEROS will be extinguished.


             2. EVALUATION OF THE COPENE MONOMEROS' S SHAREHOLDERS'
                     EQUITY AND BASE-DATE OF THE EVALUATION

2.1. The appointment of the specialized PricewaterhouseCoopers Auditores Independentes, a private partnership with head offices in the City of Sao Paulo, at Av. Francisco Matarazzo No. 1400, 7th to 11th and 13th to 20th floors, Torino Tower, with a branch in the City of Salvador, at Rua Miguel Calmon No. 555, 9th floor, secondarily registered with the Regional Accounting Council (Conselho Regional de Contabilidade) of the State of Bahia under No. 2SP000160/O-5 "F" BA, and with the National Registry of Legal Entities of the Ministry of Finance under No. 61 562 112/0004-73, with its articles of association registered with the 4th Notary Office of Registry of Deeds and Documents of Sao Paulo, SP, on September 17, 1956, and subsequent amendments registered with the 2nd Notary Office of Deeds and Documents of Sao Paulo, SP, the latest thereof recorded on microfilm under No. 76218 on January 22, 2004, represented by its undersigned partner Mr. Marco Aurelio de Castro e Melo, enrolled with the Conselho Regional de Contabilidade of the State of Bahia under No. CRC 1SP153070/O-3 "S" BA, as the individual responsible for the preparation of the book valuation report of COPENE MONOMEROS' shareholders' equity to be transferred to BRASKEM ("Book Valuation Report"), should be ratified in extraordinary shareholders' meetings of BRASKEM and COPENE MONOMEROS, in accordance with Article 227, ss. 1st of Law No. 6,404, of December 15, 1976.

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                               EXECUTION VERSION


2.2. PricewaterhouseCoopers Auditores Independentes is a company specialized in valuations, and has performed, at the request of the PARTIES' management, (i) the valuation of COPENE MONOMEROS' shareholders' equity at book value, based upon the data described in COPENE MONOMEROS' Balance Sheet prepared on December 31, 2003 ("Merger Base Date"), establishing thereby the amount of the shareholders' equity to be transferred to BRASKEM, and (ii) the preparation of the Book Valuation Report attached to this Justification Protocol as Attachment A, which is subject to prior review and approval by BRASKEM's shareholders, in accordance with law.


         3. GLOBAL AMOUNT OF THE SHAREHOLDERS' EQUITY TO BE TRANSFERRED

3.1. Pursuant to the valuation performed, the book value of COPENE MONOMEROS' shareholders' equity to be transferred to BRASKEM is R$115,832,653.03 (one hundred and fifteen million, eight hundred and thirty-two thousand, six hundred and fifty-three reais and three cents), subject to the provisions of Clause 4 below.


4. TREATMENT OF VARIATIONS IN SHAREHOLDERS' EQUITY UP TO THE DATE OF THE MERGER

4.1. Variations in shareholders' equity that occur during the period from the Merger Base Date through the effective date of the Merger will be appropriated by BRASKEM and transferred to its accounting books, with the required adjustments.


                     5. INCREASE IN BRASKEM'S STOCK CAPITAL

5.1. For purposes of the Merger proposed in this Justification Protocol, no shares will be assigned by BRASKEM to COPENE MONOMEROS' shareholders, considering that, on the date of the Merger, BRASKEM will own all of the shares representing COPENE MONOMEROS' capital stock. As a result, all shares of COPENE MONOMEROS' capital stock will be cancelled, based upon article 226, ss. 1st, of Law No. 6,404 of December 15, 1976, with the applicable arrangements in and adjustments to BRASKEM's accounting records.

5.2. In view of the provision in item 5.1 above, there will be no increase in BRASKEM's capital stock as a result of the Merger.

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                               EXECUTION VERSION


                             6. SPECIAL CONDITIONS

6.1. The Merger proposed in this Justification Protocol will be announced to BRASKEM's Fiscal Council, to the Board of Directors of the PARTIES, and submitted to the shareholders of the PARTIES at general shareholders' meetings, observing the minimum prior notice period provided by law.


                                 7. CONCLUSION

7.1. These are, Messrs. Shareholders of COPENE MONOMEROS and BRASKEM, the rules and procedures that, in accordance with the law, we prepared for governing this Merger transaction, and which the respective Boards of Executive Officers deem to be in accordance with the PARTIES' interest.

                            Camacari, March 01, 2003.


                                  BRASKEM S.A.


                          ------------------------------------
                          Mauricio Roberto de Carvalho Ferro - Director


                          ------------------------------------
                          Paul Elie Altit - Director


                         COPENE MONOMEROS ESPECIAIS S.A.


                          ------------------------------------
                          Roberto Bischoff - Director


                          ------------------------------------
                          Rogerio Affonso de Oliveira - Director

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